Item 77 C - Submission of Matters to a Vote of Security Holders.

A Special Meeting of Shareholders of Money Market Management, Inc. ("Company") was held on November 30, 1999. The following items, which are required to be reported under this Item 77C, were approved at the meeting:

AGENDA ITEM 1: To elect three (3)Trustees,

					SHARES VOTED		SHARES VOTED
					     FOR	          WITHHELD
John F. Cunningham			48,904,275	        1,398,805
C.F. Mansfield, Jr.			48,904,787	        1,398,293
John S. Walsh				48,893,775		1,409,305

AGENDA ITEM 2: To approve an amendment to, and a restatement of, the Company's articles of incorporation to permit the board to liquidate assets of the Company, its series or classes, and distribute the proceeds of such assets to holders of such shares representing such interests, without seeking shareholder approval to the extent permitted under Maryland law;

SHARES VOTED			SHARES VOTED		         SHARES
     FOR		           AGAINST		       ABSTAINING
   41,914,728			   2,858,617			 2,062,426

AGENDA ITEM 3: To approve a proposed agreement and plan of reorganization between the company and money market obligations trust, on behalf of its series, money market management (the "New Fund"), whereby the new fund would acquire all of the assets of the company in exchange for shares of the New Fund, as more fully described in the accompanying proxy statement;

SHARES VOTED			SHARES VOTED			 SHARES
     FOR			   AGAINST		       ABSTAINING
   42,598,173			   2,021,292			 2,216,306

The Definitive Proxy Statement for the Special Meeting held on November 30, 1999, was filed with the Securities and Exchange Commission on November 12, 1999, and is incorporated by reference. (File No. 811-2430)